UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Landcadia Holdings IV, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LANDCADIA HOLDINGS IV, INC.
1510 West Loop South
Houston, Texas 77027

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 27, 2023

Dear Landcadia Holdings IV, Inc. Stockholder:

On August 25, 2023, Landcadia Holdings IV, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s special meeting of stockholders (the “Special Meeting”), that was initially held at 11:00 a.m., Eastern Time, on September 22, 2023, and was adjourned to 11:00 a.m, Eastern Time, on September 27, 2023 virtually, at https://www.cstproxy.com/landcadiaholdingsiv/2023, or at such other time, on such other date and at such other place to which the Special Meeting may be adjourned.

The Company is filing this supplement (this “Supplement”) to its Proxy Statement solely to inform its stockholders about the Monthly Amount (as defined below). This Supplement should be read in conjunction with the Proxy Statement, and other than the addition described below, this Supplement does not modify any other information in the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

As previously stated in the Proxy Statement, at the Special Meeting, the Company’s stockholders will be asked to consider and vote on, among, other things, the Extension Amendment Proposal to amend the Company’s second amended and restated certificate of incorporation to extend the date (the “Current Outside Date”) by which the Company has to consummate a business combination (the “Extension”) from September 29, 2023 to March 24, 2024 (the “Extended Date”).

TJF, LLC (“TJF”) and Jefferies US Holdings LLC (“JUSH” and together with TJF, the “Sponsors”) have agreed that if the Extension Amendment Proposal is approved and the Extension becomes effective, the Sponsors, or their respective designees (collectively, the “Contributors”), shall deposit into the Trust Account $0.03 per share of Class A common stock that remains outstanding and is not redeemed (such amount the “Monthly Amount”). The Contributors will deposit the Monthly Amount for each calendar month (commencing on September 29, 2023 and ending on the 28th day of each subsequent month), or portion thereof, that is needed by the Company to complete a business combination until March 24, 2024.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. In addition, stockholders who have already submitted a redemption request with respect to the shares held by them may reverse such request by contacting Continental Stock Transfer & Trust Company at Continental Stock Transfer & Trust Company, the Company’s transfer agent, at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attn: SPAC Redemptions (e-mail: spacredemptions@continentalstock.com). If you would like to change or revoke your prior vote on any proposal, or reverse a redemption request, please refer to the Proxy Statement for additional information on how to do so.

Only holders of record of the Company’s shares of common stock as of the close of business on August 23, 2023, which is the record date for the Special Meeting (the “Record Date”), are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. On the Record Date, 13,857,537 shares of common stock were outstanding and entitled to vote. The Company’s warrantholders do not have voting rights at the Special Meeting.

You should read the Proxy Statement and other documents that the Company has filed with the SEC, together with this Supplement, for more complete information about the Company and the proposals. If you have questions about the proposals or if you need additional copies of the Proxy Statement or the accompanying proxy card you should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: LCA.info@investor.morrowsodali.com

On behalf of the Board, we would like to thank you for your support of Landcadia Holdings IV, Inc.

September 22, 2023	By Order of the Board of Directors,

/s/ Tilman J. Fertitta	/s/ Richard Handler
Tilman J. Fertitta, Co-Chairman and Chief Executive Officer	Richard Handler, Co-Chairman and President

Your vote is important. If you are a stockholder of record, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote virtually at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal, the Redemption Limitation Amendment Proposal and the Founder Share Amendment Proposal, and an abstention will have the same effect as voting against the Extension Amendment Proposal, the Redemption Limitation Amendment Proposal and the Founder Share Amendment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of the Stockholder Adjournment Proposal.